Exhibit 4(b)
First Amendment to the
Huntington Supplemental Stock Purchase and Tax Savings Plan
Background
A.	Huntington Bancshares Incorporated (the “Company”) maintains the Huntington Supplemental Stock Purchase and Tax Savings Plan (the “Plan”).
B.	Section 8.1 of the Plan gives the Company the power and authority to amend or terminate the Plan at any time.
C.	The Company desires to amend the Plan to clarify how contributions will be made to the Plan and to eliminate supplemental matching contributions.
Amendment
This amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment, effective March 6, 2009.
1.	Section 2.9 of the Plan shall be amended and restated in its entirety to read as follows:

2.9 Supplemental Account shall mean the balance posted to the record of each Participant or Beneficiary and as adjusted as of each Valuation Date, less any payments therefrom.

2.	Section 2.11 shall be deleted in its entirety and replaced with the following:

2.11 Reserved.

3.	The first paragraph of Section 3.1 shall be amended in its entirety, effective March 6, 2009, as follows:

3.1 Supplemental Pre-Tax Contributions. Each Eligible Employee may elect to have all or any portion of the Pre-Tax Contributions (matched or unmatched) that he elected to defer under the Qualified Plan, but which cannot be allocated to his Pre-Tax Contribution account under such plan for the Plan Year because the Employee has (a) made the maximum elective deferrals under Internal Revenue Code Section 402(g), (b) exceeded the annual limitation on the amount of Compensation that can be considered for purposes of contributions to the Qualified Plan, or (c) exceeded the maximum elective contributions under the terms of the Qualified Plan, allocated to his Supplemental Account under this Plan. Notwithstanding the foregoing, effective only for the 2009 Plan Year, elective deferrals under the Qualified Plan that are not contributed to the Qualified Plan so that the Qualified Plan may satisfy the Actual Deferral Percentage test will be returned to the Participant and not contributed to this Plan.

4.	Section 3.2 of the Plan shall be deleted in its entirety and replaced with the following:

3.2. Reserved.

5.	The sixth sentence in Section 3.4 of the Plan shall be deleted in its entirety.

6.	The remainder of the Plan shall remain unchanged.
The Company has caused this First Amendment to be executed on its behalf, by its officer duly authorized, this 17th day of February, 2009.

Huntington Bancshares Incorporated
By:	/s/ Sarah Hall
Its: SVP